                              ASSET PURCHASE AGREEMENT

                                    DATED AS OF
                                   MARCH 25, 1998
                                      BETWEEN
                                 MONSANTO COMPANY
                                        AND
                                   VIS-ORC, INC.


                                  TABLE OF CONTENTS
ARTICLE 1 - PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . .1
    SECTION 1.1.   PURCHASE AND SALE. . . . . . . . . . . . . . . . . . . . . . . . .1
    SECTION 1.2.   EXCLUDED ASSETS. . . . . . . . . . . . . . . . . . . . . . . . . .3
    SECTION 1.3.   TRANSFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
ARTICLE 2 - PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
    SECTION 2.1.   PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . .3
    SECTION 2.2.   WORKING CAPITAL ADJUSTMENT . . . . . . . . . . . . . . . . . . . .3
    SECTION 2.3.   ASSUMPTION OF LIABILITIES. . . . . . . . . . . . . . . . . . . . .4
    SECTION 2.4.   PURCHASE PRICE ALLOCATION. . . . . . . . . . . . . . . . . . . . .5
    SECTION 2.5.   LIKE-KIND EXCHANGE.. . . . . . . . . . . . . . . . . . . . . . . .5
ARTICLE 3 - SELLER'S REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . .6
    SECTION 3.1.   ORGANIZATION AND CORPORATE STANDING. . . . . . . . . . . . . . . .6
    SECTION 3.2.   CORPORATE POWER AND AUTHORITY. . . . . . . . . . . . . . . . . . .6
    SECTION 3.3.   FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . .6
    SECTION 3.4.   ABSENCE OF CERTAIN CHANGES AND EVENTS. . . . . . . . . . . . . . .7
    SECTION 3.5.   NO VIOLATION OF LAW. . . . . . . . . . . . . . . . . . . . . . . .8
    SECTION 3.6.   REAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . . .8
    SECTION 3.7.   TITLE TO ASSETS/SUFFICIENCY. . . . . . . . . . . . . . . . . . . .9
    SECTION 3.8.   LEASES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
    SECTION 3.9.   LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
    SECTION 3.10.  EMPLOYEES OF THE BUSINESS. . . . . . . . . . . . . . . . . . . . .9
    SECTION 3.11.  OMITTED INTENTIONALLY. . . . . . . . . . . . . . . . . . . . . . .9
    SECTION 3.12.  COLLECTIVE BARGAINING; EMPLOYMENT CONTRACTS. . . . . . . . . . . 10
    SECTION 3.13.  LABOR MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . 10
    SECTION 3.14.  ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . . . 10
    SECTION 3.15.  PERMITS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    SECTION 3.16.  CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    SECTION 3.17.  REQUIRED CONSENTS, APPROVALS AND FILINGS . . . . . . . . . . . . 12
    SECTION 3.18.  NO CONFLICT. . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    SECTION 3.19.  INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . 13
    SECTION 3.20.  DISCLAIMER . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
ARTICLE 4 - BUYER'S REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . 14
    SECTION 4.1.   ORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . 14
    SECTION 4.2.   CORPORATE POWER AND AUTHORITY. . . . . . . . . . . . . . . . . . 14
    SECTION 4.3.   REQUIRED CONSENTS, APPROVALS AND FILINGS . . . . . . . . . . . . 14
    SECTION 4.4.   NO CONFLICT. . . . . . . . . . . . . . . . . . . . . . . . . . . 14
    SECTION 4.5.   LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
    SECTION 4.6.   FINANCING. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
ARTICLE 5 - COVENANTS OF THE PARTIES. . . . . . . . . . . . . . . . . . . . . . . . 15
    SECTION 5.1.   OPERATIONS PENDING CLOSING . . . . . . . . . . . . . . . . . . . 15
    SECTION 5.2.   ACCESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    SECTION 5.3.   PREPARATION OF SUPPORTING DOCUMENTS. . . . . . . . . . . . . . . 17
    SECTION 5.4.   APPROVALS OF THIRD PARTIES; SATISFACTION OF CONDITIONS TO
                    CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    SECTION 5.5.   HART-SCOTT-RODINO NOTIFICATION . . . . . . . . . . . . . . . . . 18
    SECTION 5.6.   FINANCIAL AND TAX SERVICES . . . . . . . . . . . . . . . . . . . 18
    SECTION 5.7.   TRANSFER TAXES . . . . . . . . . . . . . . . . . . . . . . . . . 19
    SECTION 5.8.   NOTICE AND OPPORTUNITY TO CURE . . . . . . . . . . . . . . . . . 19
ARTICLE 6 - CASUALTY AND CONDEMNATION . . . . . . . . . . . . . . . . . . . . . . . 20
    SECTION 6.1.   CASUALTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    SECTION 6.2.   CONDEMNATION . . . . . . . . . . . . . . . . . . . . . . . . . . 21
ARTICLE 7 - COVENANTS AS TO EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . 22
    SECTION 7.1.   OFFERS OF EMPLOYMENT . . . . . . . . . . . . . . . . . . . . . . 22
    SECTION 7.2.   BENEFITS AND EMPLOYMENT CONDITIONS OF
                    TRANSFERRED EMPLOYEES . . . . . . . . . . . . . . . . . . . . . 23


                                          i


    SECTION 7.3.   ACCESS TO EMPLOYEE INFORMATION . . . . . . . . . . . . . . . . . 25
    SECTION 7.4.   WORKERS' COMPENSATION CLAIMS . . . . . . . . . . . . . . . . . . 25
    SECTION 7.5.   GENERAL EMPLOYEE PROVISIONS. . . . . . . . . . . . . . . . . . . 25
    SECTION 7.6.   EMPLOYEE BENEFIT PLANS . . . . . . . . . . . . . . . . . . . . . 26
    SECTION 7.7.   EMPLOYEE COMMUNICATION . . . . . . . . . . . . . . . . . . . . . 26
ARTICLE 8 - CONDITIONS TO SELLER'S OBLIGATIONS. . . . . . . . . . . . . . . . . . . 27
    SECTION 8.1.   REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING DATE. . . . . . . 27
    SECTION 8.2.   LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    SECTION 8.3.   OPINION OF COUNSEL TO BUYER. . . . . . . . . . . . . . . . . . . 27
    SECTION 8.4.   REQUIRED GOVERNMENTAL APPROVALS. . . . . . . . . . . . . . . . . 27
    SECTION 8.5.   OTHER NECESSARY CONSENTS . . . . . . . . . . . . . . . . . . . . 28
    SECTION 8.6.   SELLER EPA AGREEMENT . . . . . . . . . . . . . . . . . . . . . . 28
ARTICLE 9 - CONDITIONS TO BUYER'S OBLIGATIONS . . . . . . . . . . . . . . . . . . . 28
    SECTION 9.1.   REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING DATE. . . . . . . 28
    SECTION 9.2.   LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
    SECTION 9.3.   OPINION OF COUNSEL TO SELLER . . . . . . . . . . . . . . . . . . 29
    SECTION 9.4.   REQUIRED GOVERNMENTAL APPROVALS. . . . . . . . . . . . . . . . . 29
    SECTION 9.5.   OTHER NECESSARY CONSENTS . . . . . . . . . . . . . . . . . . . . 29
ARTICLE 10 - CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
    SECTION 10.1.  CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
    SECTION 10.2.  TERMINATION PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . 30
    SECTION 10.3.  TERMINATION OF OBLIGATIONS . . . . . . . . . . . . . . . . . . . 31
    SECTION 10.4.  ASSIGNMENT OF ORC AGREEMENT. . . . . . . . . . . . . . . . . . . 31
    SECTION 10.5.  BUYER'S OPTION TO DEFER CLOSING. . . . . . . . . . . . . . . . . 31
ARTICLE 11 - INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
    SECTION 11.1.  SELLER INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . 32
    SECTION 11.2.  BUYER INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . 33
    SECTION 11.3.  INDEMNITY CLAIMS . . . . . . . . . . . . . . . . . . . . . . . . 33
    SECTION 11.4.  DEDUCTIBLE . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
    SECTION 11.5.  NOTICE OF CLAIM. . . . . . . . . . . . . . . . . . . . . . . . . 34
    SECTION 11.6.  DEFENSE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
    SECTION 11.7.  LIMITATION OF LIABILITY. . . . . . . . . . . . . . . . . . . . . 35
    SECTION 11.8.  TAX INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . 35
    SECTION 11.9.  PROPERTY TAX ALLOCATION. . . . . . . . . . . . . . . . . . . . . 36
    SECTION 11.10. EXCLUSIVE REMEDY; RELEASE. . . . . . . . . . . . . . . . . . . . 36
ARTICLE 12 - MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
    SECTION 12.1.  EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
    SECTION 12.2.  NON-COMPETITION. . . . . . . . . . . . . . . . . . . . . . . . . 37
    SECTION 12.3.  ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . 38
    SECTION 12.4.  WAIVERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
    SECTION 12.5.  PARTIES BOUND BY AGREEMENT; SUCCESSORS AND ASSIGNS . . . . . . . 38
    SECTION 12.6.  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . 38
    SECTION 12.7.  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
    SECTION 12.8.  BROKERAGE. . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
    SECTION 12.9.  GOVERNING LAW; JURISDICTION. . . . . . . . . . . . . . . . . . . 40
    SECTION 12.10. PUBLIC ANNOUNCEMENTS. . . . . . . . . . . . . . . . . . . . . . 41
    SECTION 12.11. NO THIRD-PARTY BENEFICIARIES. . . . . . . . . . . . . . . . . . 41
    SECTION 12.12. DEFINITION OF AFFILIATE . . . . . . . . . . . . . . . . . . . . 41
    SECTION 12.13. INTERPRETATION. . . . . . . . . . . . . . . . . . . . . . . . . 41

SCHEDULES
---------
1.1(g)   Computer software, equipment and databases
1.2      Excluded Assets
2.2      Working Capital
2.3(a)   Other Assumed Liabilities
2.3(b)   Excluded Liabilities
3.3      Financial Statements and Exceptions to Financial Statements
3.4      Absence of Certain Changes and Events
3.6(a)   Real Property
3.6(b)   Permitted Liens
3.7      Exceptions to Title
3.8      Equipment and Automobile Leases
3.9      Litigation
3.10     Employees
3.11     Omitted Intentionally
3.12     Agreements with Employees
3.13     Labor Matters
3.14     Release of Hazardous Materials
3.15     Permits and Registrations
3.16     Contracts
3.17     Seller Required Consents, Approvals and Filings
3.19     Intellectual Property
4.3      Buyer Required Consents, Approvals and Filings
5.1      Operation Pending Closing
5.1(b)   Actions Prior to Closing
7.1(c)   List of Employee Receiving Short-Term Disability Benefits
9.5      Other Necessary Consents

EXHIBITS
--------
I  Opinion of Counsel to Buyer
II Opinion of Counsel to Seller

DEFINITIONS
TERM:                                   FIRST DEFINED IN SECTION:

"Affiliate"                             Section 12.12
"Agreement"                             First paragraph of Agreement
"Assets"                                Section 1.1
"Assumed Liabilities"                   Section 2.3(a)
"Base Working Capital"                  Section 2.2(a)
"Business"                              Section 1.1
"Buyer"                                 First paragraph of Agreement
"Buyer Defined Contribution Plan"       Section 7.2(a)(2)

"Buyer Protected Parties"               Section 11.1
"Claims"                                Section 3.14(a)(1)
"Closing"                               Section 10.1
"Closing Date"                          Section 10.1
"Closing Working Capital"               Section 2.2(a)
"Code"                                  Section 2.4
"Contracts"                             Section 1.1(d)
"Current Assets"                        Section 2.2(c)
"Deductible"                            Section 11.4
"Effective Date"                        First paragraph of Agreement
"Employee Benefit Plans"                Schedule 2.3(b)
"Employees"                             Section 3.10
"Employment Date"                       Section 7.1(b)
"Environmental Claims"                  Section 3.14(a)(1)
"Environmental Laws"                    Section 3.14(a)(2)
"Equipment"                             Section 1.1(f)
"Excluded Assets"                       Section 1.2
"Excluded Liabilities"                  Section 2.3(b)
"ERISA"                                 Schedule 2.3(b)
"FTC"                                   Section 5.5
"Financial Statements"                  Section 3.3
"GAAP"                                  Section 3.3
"Hazardous Materials"                   Section 3.14(a)(3)
"HSR"                                   Section 3.17
"Inaccuracy"                            Section 5.8(a)
"Indemnifying Party"                    Section 11.5
"Intellectual Property"                 Section 3.19
"Inventory Value"                       Section 2.2(b)
"Justice Department"                    Section 5.5
"Leases"                                Section 1.1(f)
"Losses"                                Section 11.1
"Material Adverse Effect"               Section 3.1
"ORC Agreement"                         Section 2.3(a)
"Permits"                               Section 1.1(c)
"Permitted Liens"                       Section 3.6
"Purchase Price"                        Section 2.1
"Real Property"                         Section 3.6
"Registrations"                         Section 1.1(b)
"Release"                               Section 3.14(a)(4)
"Seller"                                First paragraph of Agreement
"Seller's Accrued Vacation"             Section 7.2(b)
"Seller's Defined Contribution Plans"   Section 7.2(a)(1)
"Seller EPA Agreement"                  Section 9.4(b)(i)
"Seller Protected Parties"              Section 11.2
"Taxes"                                 Section 11.8

"Transaction Agreements"                Section 3.2
"Transferred Employees"                 Section 7.1(a)
"Working Capital"                       Section 2.2(c)

                               ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT, made and entered into as of this 25th day of March 1998 (the "Effective Date"), between Monsanto Company, a Delaware corporation, having its principal place of business at 800 North Lindbergh Blvd., St. Louis, Missouri 63167 (the "Seller"), and VIS-ORC, Inc., a Minnesota corporation, having its principal place of business at Suite 312, 7100 Northland Circle, Brooklyn Park, Minnesota 55428 (the "Buyer").

                                    WITNESSETH:

     WHEREAS, upon and subject to the terms and conditions of this Agreement, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the assets of the Orcolite business unit, an operating division of the Seller.

     NOW, THEREFORE, in consideration of the mutual promises and covenants and the terms and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                       ARTICLE 1 - PURCHASE AND SALE OF ASSETS


     SECTION 1.1. PURCHASE AND SALE. Subject to the terms of this Agreement, at the Closing (as defined in Section 10.1), the Seller will sell, convey, transfer, assign and deliver to the Buyer, and the Buyer will purchase and accept from the Seller, all of the assets, properties and rights of every kind, nature, character or description, currently used primarily by the Seller in the Orcolite business to develop, manufacture and market ophthalmic lenses (the "Business"), including any additions to such assets and properties in the ordinary course of business between the date hereof and the Closing (the "Assets"), but specifically excluding the (X) Excluded Assets (as defined in
Section 1.2) and any (Y) deletions to such assets and properties in the ordinary course of business between the date hereof and the Closing in accordance with this Agreement. The Assets include:

          (a) All originals (where originals exist), and/or copies of records, operating data and business files, including customer lists and files, customer credit files, advertising materials and sales literature, information relating to purchasing histories and procedures, vendor files and financial records (including all sales invoices and purchase order records and supporting documents with respect to accounts receivable and accounts payable ) and other marketing information and records, which are in the Seller's possession on the Closing Date (as defined in Section 10.1);

          (b) All governmental registrations, registration applications, temporary registrations, experimental use permits, applications and emergency use exemptions used in the Business, including those listed on
     Schedule 3.15 hereto (the "Registrations");

          (c) All governmental authorizations, licenses and permits used in the Business, including those listed on Schedule 3.15 (collectively, the "Permits");

          (d) All Contracts, agreements, arrangements, instruments, undertakings, commitments, purchase orders or understandings (other than the Leases as defined in 1.1(f)), including any renewals and amendments thereto and any new contracts entered into prior to the Closing in accordance with the terms of this Agreement and in the ordinary course of business, and including those listed on Schedule 3.16, but excluding any such contracts that expire or are terminated prior to Closing in accordance with this Agreement (the "Contracts");

          (e) All machinery, motor vehicles, tools, furniture, instruments, laboratory equipment, research equipment, fixtures and personal property used in the Business (the "Equipment");

          (f) All leases of Real Property set forth on Schedule 3.6 and leases of Equipment used in the Business, including those listed on Schedule 3.8 (the "Leases");

          (g) Computer, data processing and telecommunications systems software, equipment and databases used in the Business and located at the Business, as set forth on Schedule 1.1(g);

          (h) All accounts receivable of the Business, excluding intercompany receivables, as of the Closing;

          (i) All inventories of the Business, including finished goods and products, goods and products in process, and materials and supplies on hand and in transit, as of the Closing; and

          (j) All intellectual property (including patents and trademarks) used in the Business, including that set forth on Schedule 3.19.

     SECTION 1.2. EXCLUDED ASSETS. The Assets shall not include the following (the "Excluded Assets"):

          (a)  Cash;

          (b)  Securities;

          (c)  Bank deposits;

          (d) Assets, properties and rights of Seller not currently used primarily in the Business;

          (e)  Intercompany receivables; and

          (f)  All other assets, properties and rights identified on Schedule
               1.2.

     SECTION 1.3. TRANSFER. The sale, conveyance, transfer, assignment and delivery of the Assets by the Seller to the Buyer will be effected by Seller's delivery to Buyer at Closing all bills of sale, endorsements, assignments and transfers as required by the Agreement plus such other instruments of transfer and conveyance in forms reasonably satisfactory to the parties.

                              ARTICLE 2 - PURCHASE PRICE

     SECTION 2.1. PURCHASE PRICE. Subject to the purchase price adjustments pursuant to Section 2.2, the purchase price for the Assets shall be One Hundred Million Dollars ($100,000,000) (the "Purchase Price") plus the amount of capital expenditures set forth in the financial records of the Business made by Seller for the benefit of the Business between the Effective Date and the Closing not to exceed $800,000. The Purchase Price is payable by Buyer to Seller at Closing in immediately available funds by wire transfer.

     SECTION 2.2.  WORKING CAPITAL ADJUSTMENT.

          (a) CLOSING ADJUSTMENT. Attached hereto as Schedule 2.2 is a calculation of Working Capital (as defined in Section 2.2(c) below) as of December 31, 1997 ("Base Working Capital"). Not later than two (2) business days prior to Closing, Seller and Buyer shall jointly prepare, and shall use reasonable best efforts to agree on, a calculation of Working Capital as of the Closing Date (the "Closing Working Capital"). At the

     Closing, the Purchase Price shall be increased to the extent that Closing Working Capital exceeds Base Working Capital, or shall be decreased to the extent that Closing Working Capital is less than Base Working Capital.

          (b) INVENTORY PHYSICAL COUNT AND VALUATION. On a weekend commencing no less than 3 business days prior to the Closing Date, Seller shall perform a physical inventory count at the Business location. Subsequent to such physical inventory count, Seller shall provide to Buyer an analysis which values the inventory utilizing the accounting practices and policies consistent with those utilized by the Business management as of December 31, 1997 ("Inventory Value"). The Seller's independent auditors and the Buyer's independent auditors shall have the right to observe such physical inventory count on behalf of their respective clients. The Inventory Value shall be a component of Current Assets (as defined in Section 2.2(c)) included in Closing Working Capital (as defined in Section 2.2(a)).

          (c) DEFINITION OF WORKING CAPITAL. The term "Working Capital" shall be calculated in accordance with accounting policies and procedures as currently practiced by Seller in managing the Business and consistent with those in use by Seller in managing the Business as of December 31, 1997.
     In general, "Working Capital" shall mean an amount equal to current assets (excluding (i) deferred income taxes, (ii) intercompany receivables between the Business and Seller, (iii) intangibles, (iv) prepaid expenses and (v) cash and cash equivalents) ("Current Assets") minus current liabilities (excluding (i) the current portion of indebtedness for borrowed money, (ii) deferred income tax liabilities, (iii) intercompany payables between the Business and Seller and (iv) accrued income tax liabilities).

     SECTION 2.3.  ASSUMPTION OF LIABILITIES.

          (a) At the Closing, pursuant to one or more written agreements in a form reasonably satisfactory to the parties, the Buyer will assume and agree to pay, perform and discharge, and to indemnify Seller against and hold it harmless from, all obligations and liabilities of Seller (whether imposed by contract, by operation of law, or otherwise) primarily relating to the Assets or the Business of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, which arise, accrue or are incurred on and after the

     Closing Date related primarily to or based upon the past, present or future Business or operation of the Assets or the Business as heretofore, currently or hereafter conducted ("Assumed Liabilities"), including without limitation: (i) all liabilities and obligations of Seller under the Contracts, Permits or Leases included in the Assets; (ii) all accounts payable and accrued liabilities; (iii) all liabilities shown on the books and records of the Business as of the Closing Date; (iv) obligations associated with open purchase orders on and as of the Closing Date, (v) the obligations with respect to the Transferred Employees in accordance with
     Article 7 of this Agreement; (vi) the obligations of Seller pursuant to that certain Asset Purchase Agreement dated as of February 11, 1996 by and among Benson Eyecare Corporation, BEC Group, Inc. and Optical Radiation Corporation (as Sellers) and Monsanto Company (as Buyer) (the "ORC Agreement"); (vii) all obligations and liabilities of Seller with respect to Environmental Claims (as defined below); and (viii) the obligations or liabilities set forth on Schedule 2.3(a).

      (b) Notwithstanding the foregoing, the Assumed Liabilities shall not include, and Buyer shall not assume or become liable for, the obligations and liabilities of Seller set forth on Schedule 2.3(b) (the "Excluded Liabilities").

     SECTION 2.4. PURCHASE PRICE ALLOCATION. Seller and Buyer agree that they will report (and will cause their respective affiliates to report, as appropriate), to the extent required under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the temporary regulations thereunder and any other applicable laws and regulations, the allocation of the Purchase Price to the Assets in a manner consistent with an appraisal. The firm conducting the appraisal shall be selected by agreement between Seller and Buyer. The cost of the appraisal shall be borne by the Buyer.

     SECTION 2.5. LIKE-KIND EXCHANGE. Notwithstanding any other provision hereof, in the event that Seller desires to transfer any of the Assets located in the United States as part of a like-kind exchange pursuant to Section 1031 of the Code, Buyer agrees that Seller may, upon prior written notice to Buyer, assign its rights under this Agreement (but not its obligations under the Agreement) insofar as may be required in order to effect such exchange, and thereafter such assignee shall have such rights as assigned; provided, however, Seller agrees to indemnify the Buyer for, and to hold the Buyer harmless from and against, any and all damages arising or resulting from, such like-kind exchange; and provided further, that the Buyer shall incur no additional costs, expenses, fees, delays or liabilities as a result of or connected with such like-kind exchange.


                 ARTICLE 3 - SELLER'S REPRESENTATIONS AND WARRANTIES

     The Seller makes the representations and warranties set forth in this Article.

     SECTION 3.1. ORGANIZATION AND CORPORATE STANDING. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on and conduct the Business as it is now being conducted and to own or lease the Assets. The Seller is duly qualified and in good standing in the State of California and in every jurisdiction in which the conduct of the Business or the ownership of the Assets requires it to be so qualified, and the absence of such qualification would have a material adverse effect on the Business taken as a whole (a "Material Adverse Effect").

     SECTION 3.2. CORPORATE POWER AND AUTHORITY. The Seller has the right, power and capacity to execute, deliver and perform this Agreement and all the documents and instruments referred to herein and contemplated hereby together with all other agreements to be signed or delivered at Closing (the "Transaction Agreements") and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been, and each of the Transaction Agreements after execution and delivery thereof at the Closing will have been, duly and validly executed and delivered by the Seller and constitute the Seller's legal, valid and binding obligation, enforceable in accordance with its terms.

     SECTION 3.3.  FINANCIAL STATEMENTS.  Schedule 3.3 includes the following:
(i) the unaudited balance sheet of the Business as of December 31, 1997, and December 31, 1996 (for purposes of this Section 3.3 only, for the period between May 3, 1996 and December 31, 1996), and (ii) the related unaudited profit and loss statements for the period between May 3, 1996 and

December 31, 1996, and for the year ending December 31, 1997, and the Seller has delivered to Buyer the unaudited profit and loss statements for the months of January and February, 1998 (collectively the "Financial Statements"). Except as set forth on Schedule 3.3, the Financial Statements and each of them have been prepared from the books and records of the Business in accordance with generally accepted accounting principles ("GAAP") specifically relating to unaudited and interim financial statements for a non-material division of a large corporation. The Financial Statements fairly present, in all material respects, the financial position of the Business as of the dates thereof, and results of operations from the Business for the periods described therein. In 1997, the internal transfer price of acrylic coated polycarbonate lenses sold to Diamonex was calculated utilizing a market-based pricing mechanism, resulting in a modest gross profit for the Business. In 1997, the internal transfer price of "Mon-3" coated polycarbonate lenses sold to Diamonex was calculated at the standard cost of production for molded lenses plus the actual cost incurred to dip-coat and package the product.

     SECTION 3.4. ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth on Schedule 3.4, since December 31, 1997, the Seller has conducted the Business in the ordinary course in all material respects, and:

          (a) the Business has not suffered any material damage or destruction to the Assets (either individually or in the aggregate);

          (b) Seller has not caused the Business to incur or discharge any material obligation or liability, except in the ordinary course of business;

          (c) Seller has not increased the rate or terms of the compensation payable to the Transferred Employees, or increased or amended any employee benefit plan in which the Transferred Employees participate, except increases or amendments occurring in the ordinary course of business, including normal periodic performance reviews and related compensation and benefit increases, or as required by any Contract;

          (d) Seller has not created or assumed any mortgage, lien, security interest, or other encumbrance on the Assets, except for Permitted Liens (as defined in Section 3.6);

          (e) Seller has not sold, transferred or otherwise disposed of any of the Assets, except inventory in the ordinary course of business and other tangible personal property that has been retired or replaced in the ordinary course of business;

          (f)  Seller has not waived any material claims or rights;

          (g) Seller has not changed in any material respect the accounting, payment or collection practices used in the Business, except such changes required by changes in GAAP;

          (h)  Seller has not agreed to take any action described in this
     Section 3.4; and

          (i) No event has occurred with respect to the Assets or the Business that would be likely to have a Material Adverse Effect. Notwithstanding the foregoing, the voluntary resignation or termination for cause of any Employee(s) (including but not limited to the senior managers of the Business) or the election by a customer or supplier to curtail or cease business relations with the Business, shall not be deemed to have a Material Adverse Effect, to the extent that any such event directly or indirectly results from the announcement and/or consummation of the transaction contemplated by this Agreement.

     SECTION 3.5. NO VIOLATION OF LAW. Seller has not received any notice or other communication alleging Seller is in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, relating to the Assets or the Business, and Seller has no knowledge of any such violation. The Seller has received no written notice of an enforcement action relating to the Business in connection with any violation or alleged violation of applicable law.

     SECTION 3.6. REAL PROPERTY. Schedule 3.6(a) includes a list of all real property used or held for use in the Business that the Seller leases, has agreed (or has an option) to purchase, sell or lease, or may be obligated to purchase, sell or lease, which is included in the Assets (the "Real Property"). Seller does not own any Real Property in fee simple for use in the Business. Seller's interest in the Real Property is subject to the Permitted Liens. "Permitted Liens" are: (A) the liens, mortgages or other encumbrances set forth on
Schedule 3.6(b); (B) liens for taxes not yet due and payable; (C) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business, payment for which is not yet due or which is being contested in good faith; and (D) deposits to secure the performance of utilities, leases, statutory obligations and surety and appeal bonds and other obligations of a like nature incurred in the ordinary course of business.

     SECTION 3.7. TITLE TO ASSETS/SUFFICIENCY. The Seller has good title to the Assets, free and clear of all liens or other encumbrances, except (i) as set forth on Schedule 3.7 and (ii) Permitted Liens. The Assets include all assets and rights necessary for the conduct of the Business as now conducted (except for assets not held at the Business location or not used by Seller primarily for the benefit of the Business, in each case to the extent used by Seller in providing administrative services to the Business, such as payroll, electronic mail and certain other information services).

     SECTION 3.8. LEASES.  Except for the leases set forth on Schedule 3.6(a),
Schedule 3.8 lists all material Leases (including any capital leases) and lease-purchases and other arrangements pursuant to which the Seller leases any Assets from others. Except as set forth on Schedule 3.8, (i) each Lease is in full force and effect and has not been modified or amended, and (ii) there are no disputes, oral agreements or forbearance programs in effect as to any Lease. There has not occurred any material default by the Seller under any Lease, and to the Seller's knowledge, there has not occurred any material default thereunder by any other party thereto.

     SECTION 3.9. LITIGATION. Schedule 3.9 sets forth all litigation, suits, actions, investigations, indictments or informations, or proceedings or arbitrations pending, or to the knowledge of the Seller, threatened, before any court, arbitration tribunal, or judicial, governmental or administrative agency, relating to the Business or the Assets. Further, except as set forth in
Schedule 3.9, there are no judgments, orders, writs, injunctions, decrees, indictments or informations, grand jury subpoenas or civil investigative demands, or awards against the Seller relating to the Business or the Assets. There is no suit, investigation, action or other proceeding pending, or to the Seller's knowledge, threatened before any court, arbitration, tribunal, or judicial, governmental or administrative agency, against the Seller which would have a material adverse effect on the ability of the Seller to perform its obligations hereunder or which seeks to prevent the consummation of the transactions contemplated herein.

     SECTION 3.10. EMPLOYEES OF THE BUSINESS. Schedule 3.10 sets forth the names, positions, and current compensation of all employees of the Seller who are now working exclusively in the Business and who will be subject to the provisions of Article 7 (the "Employees"). Schedule 3.10 shall be updated as of one week prior to the date of Closing.

     SECTION 3.11.  [OMITTED INTENTIONALLY]

     SECTION 3.12. COLLECTIVE BARGAINING; EMPLOYMENT CONTRACTS. There are no labor contracts or collective bargaining agreements covering any of the Employees and no collective bargaining agreement or union contract is currently being negotiated by the Seller. None of the Employees are represented by any union or labor organization. Except as set forth in Schedule 3.12, the Seller, in connection with the operation of the Business, is not bound by or subject to any written employment agreements.

     SECTION 3.13. LABOR MATTERS. Seller has not received any notice or other communication alleging any violation of any applicable local, state or federal law, ordinance, regulation, order, injunction, or decree, or any other requirement of any governmental body, agency or authority or court respecting employment and employment practices, and Seller has no knowledge of any such violation. Except as set forth in Schedule 3.13, (i) the Seller has not received any written notification that any of the Employees have any claim against the Seller, (ii) the Seller has received no written notice of any charge of, or action or proceedings relating to unfair labor practices by the Seller pending or threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, or the United States Department of Labor, and (iii) the Seller does not know of any labor organizing effort related to the Business, or any strike or other labor trouble actually pending, or to the knowledge of Seller, threatened against the Business.

     SECTION 3.14.  ENVIRONMENTAL MATTERS.

          (a) DEFINITIONS. For purposes of this Section 3.14, the following definitions apply:

               1) The term "Environmental Claims" means any and all administrative, regulatory or judicial actions or proceedings relating to the Release (as defined in (4) below) or alleged Release into the environment of any Hazardous Material (as defined in (3) below) on or at the Real Property or arising from the operation of the Business ("Claims"), including, without limitation, Claims by any governmental or regulatory authority or by any third party or other person for enforcement, mitigation, cleanup, removal, response, remediation or other actions for damages, fines, penalties, contribution, indemnification, cost recovery, compensation or injunctive or declaratory relief pursuant to any Environmental Law (as defined in (2) below).

               2) The term "Environmental Laws" means all federal and state laws, rules and regulations relating to the regulation or protection of human health, safety, natural resources or the environment and applicable to the Business, including but not limited to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, ET SEQ., as amended; the Comprehensive Environmental Response, Compensation & Liability Act of 1980, 42 U.S.C. Section 9601, ET SEQ., as amended; the Clean Water Act, 33 U.S.C. Section 1251, ET SEQ., as amended; the Clean Air Act, 42 U.S.C. Section 7401, ET SEQ., as amended; the Toxic Substances Control Act, 15 U.S.C. Section 2601, ET SEQ., as amended; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136, ET SEQ., as amended.

               3) The term "Hazardous Materials" means any substance or material that is included within the definition of a "hazardous substance," "hazardous waste," "hazardous constituent," "hazardous material," "hazardous chemical" or "extremely hazardous substance" contained in the Environmental Laws.

               4) The term "Release" means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials).

          b) SELLER'S PREMISES. Except as disclosed in Schedule 3.14, during the Seller's ownership and operation of the Business, (i) there have been no Releases of Hazardous Materials to the Real Property or arising from operation of the Business, (ii) there are no Environmental Claims pending or threatened against or relating to the Business, (iii) the Business has been conducted in accordance with the Environmental Laws, and (iv) Seller has not received any notice or other communication (and has no other information) to the effect that there has been any violation of the Environmental Laws in connection with the Business.

     SECTION 3.15. PERMITS. Schedule 3.15 contains a list of all material Permits used in or relating to the Business. The Permits disclosed on Schedule
3.15 are all material Permits or other authorizations of governmental authorities necessary or required for the production of products of the Business or for the conduct of the Business as currently conducted. There is no action pending, or to the Seller's knowledge, threatened, seeking the revocation, cancellation, suspension or adverse modification of any Permit.

     SECTION 3.16. CONTRACTS. Schedule 3.16 sets forth a list of all material Contracts. Except as set forth on Schedule 3.16, such Contracts are in full
force and effect and have not been modified or amended.   There are no disputes,
oral agreements or forbearance programs in effect as to the Contracts and there has not occurred any default by Seller of any such Contracts. To the Seller's knowledge, there has not occurred any default under any such Contract by any other party thereto.

     SECTION 3.17. REQUIRED CONSENTS, APPROVALS AND FILINGS. Except as set forth in Schedule 3.17, no consent or approval is required by virtue of the execution hereof by the Seller or the consummation of any of the transactions contemplated herein by the Seller to avoid the violation or breach of, or the default under, or the creation of a lien or other encumbrance on the Assets pursuant to the terms of any regulation, order, decree or award of any court or governmental agency or any Lease, agreement, Contract, mortgage, note or license to which the Seller is a party or to which the Business or the Assets is subject. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), and as set forth on Schedule 3.17, there are no filings or similar procedures required with respect to any governmental body in connection with the consummation of the transactions contemplated hereby.

     SECTION 3.18. NO CONFLICT. Subject to obtaining the consents and approvals and making the filings described in Section 3.17, the execution and delivery of this Agreement by the Seller, and the consummation of the transactions contemplated herein by the Seller will not (with or without the giving of notice or the lapse of time or both): (i) violate or conflict with any of the provisions of any charter document or bylaw of the Seller; or (ii) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, or other agreement, document or instrument to which the Seller is a party or by which the Seller or the Assets may be bound, or (iii) violate any provision of law or any valid and enforceable court order, judgment, decree or ruling of any governmental authority, to which the Seller is a party or by which it or its properties may be bound, or (iv) result in the creation or imposition of any lien or other encumbrance upon any Asset, except as to clauses (i) through (iv) above, any such matters that would not (X) involve or affect the Business or the Assets, or
(Y) prevent or delay the consummation of the transactions contemplated herein.

     SECTION 3.19. INTELLECTUAL PROPERTY. Schedule 3.19 sets forth a list of all material trademarks and patents and describes the Copyrights and other intellectual property used in the Business (the "Intellectual Property").
Except as set forth on Schedule 3.19, the Seller owns or is licensed under a Contract to use all the Intellectual Property, free and clear of any liens or other encumbrances. Unless otherwise noted on Schedule 3.19, none of the Intellectual Property is subject to any pending or, to the knowledge of the Seller, threatened challenge or reversion, and to the knowledge of the Seller, use of the Intellectual Property in the conduct of the Business as now being conducted does not infringe or otherwise conflict with any trademarks, patents or other intellectual property or proprietary rights of others. Seller is not aware of any circumstances which might lead to the invalidity or unenforceability of any portion of the Intellectual Property or restrict the scope of any protection or prospective protection thereof, and Seller is not aware of any circumstances indicating that any person is or has been infringing on any rights or prospective rights to the Intellectual Property.

     SECTION 3.20. DISCLAIMER. EXCEPT AS SET FORTH IN THIS ARTICLE 3, (A) SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE ASSETS OR THE BUSINESS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO VALUE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FOR ORDINARY PURPOSES, OR ANY OTHER MATTER, AND (B) THE ASSETS AND BUSINESS OF THE SELLER BEING TRANSFERRED TO THE BUYER ARE CONVEYED ON AN "AS IS, WHERE IS" BASIS AS OF THE CLOSING, AND BUYER SHALL RELY UPON ITS OWN EXAMINATION THEREOF.

                  ARTICLE 4 - BUYER'S REPRESENTATIONS AND WARRANTIES

     The Buyer makes the representations and warranties set forth in this Article.

     SECTION 4.1. ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to carry on and conduct its business as it is now being conducted, to own or lease its assets and properties and is duly qualified and in good standing in every jurisdiction in which the conduct of its business or ownership of its assets requires it to be so qualified.

     SECTION 4.2. CORPORATE POWER AND AUTHORITY. The Buyer has the right, power and capacity to execute, deliver and perform this Agreement and the Transaction Agreements and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been, and each of the Transaction Agreements after execution and delivery thereof at the Closing will have been, duly and validly executed and delivered by the Buyer and constitute the Buyer's legal, valid and binding obligation, enforceable in accordance with its terms.

     SECTION 4.3. REQUIRED CONSENTS, APPROVALS AND FILINGS. Except as set forth in Schedule 4.3, no consent or approval is required by virtue of the execution hereof by the Buyer or the consummation of any of the transactions contemplated herein by the Buyer to avoid the violation or breach of, or the default under, or the creation of a lien or other encumbrance on assets of the Buyer pursuant to the terms of any regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which the Buyer is a party or to which it or any of its property is subject. Except for filings under HSR and applicable securities laws, and as set forth on Schedule 4.3, there are no filings or similar procedures required with respect to any governmental body in connection with the consummation of the transactions contemplated hereby.

     SECTION 4.4. NO CONFLICT. Subject to obtaining the consent and approvals and making the filings described in Section 4.3, the execution and delivery of this Agreement by the Buyer, and the consummation of the transactions contemplated herein by the Buyer will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of any charter document or bylaw of the Buyer, (ii) violate, conflict with or result in breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, or other agreement, document or instrument to which the Buyer is a party or by which the Buyer or any of its properties may be bound, or (iii) violate any provision of law or any valid and enforceable court order, judgment, decree, or ruling of any governmental authority, to which Buyer is a party or by which Buyer or its properties may be bound, and except as to clause (i) through (iii) above, any such matters that would not prevent or delay the consummation of the transaction contemplated herein.

     SECTION 4.5. LITIGATION. There is no suit, investigation, action or other proceeding pending, or to the Buyer's knowledge, threatened before any court, arbitration tribunal, or judicial, governmental or administrative agency, against the Buyer which would have a material adverse effect on the ability of the Buyer to perform its obligations hereunder or which seeks to prevent the consummation of the transactions contemplated herein.

     SECTION 4.6. FINANCING. The Buyer will have available at Closing sufficient immediately available funds to enable the Buyer to pay the Purchase Price to the Seller and to effect the consummation of the transactions described herein.

                         ARTICLE 5 - COVENANTS OF THE PARTIES

     SECTION 5.1. OPERATIONS PENDING CLOSING. The Seller hereby agrees that, except as set forth on Schedule 5.1 or as consented to in writing by the Buyer, pending the Closing, the Seller will operate and conduct the Business in the ordinary course. Pursuant thereto and not in limitation of the foregoing:

          (a) The Seller will maintain, in all material respects, the Assets in their present state of repair (ordinary wear and tear excepted), and will use its commercially reasonable best efforts to preserve the good will of its business and relationships with the Employees, and customers and suppliers with whom it has business relations. Notwithstanding the foregoing, the voluntary resignation or termination for cause of any

     Employee(s) (including but not limited to the senior managers of the Business) or the election by a customer or supplier to curtail or cease business relations with the Business, shall not be deemed a breach of, or failure to comply with, this Section 5.1(a), to the extent that any such event directly or indirectly results from the announcement and/or consummation of the transaction contemplated by this Agreement.

          (b) Except as set forth on Schedule 5.1(b), or without the written consent of the Buyer (such consent not to be unreasonably withheld), the Seller will not take any of the following actions after the date of this
     Agreement:

               (1) Sell, transfer or otherwise dispose of any Assets, except for inventory in the ordinary course of business and other tangible personal property retired or replaced in the ordinary course of business;

               (2) Enter into any material contract or commitment relating to the Business or the Assets, except purchase orders in the ordinary course of business;

               (3) Mortgage, pledge or subject to any liens or other encumbrances, any Assets, except by incurring Permitted Liens;

               (4) Amend in any material respect or terminate any Employee Benefit Plan (except as otherwise contemplated by this Agreement) or any insurance policy, in force on the date hereof relating to the Business or the Assets;

               (5) Cause the Business to incur or discharge any material obligation or liability, except in the ordinary course of business;

               (6) Increase the rate or terms of the compensation payable to the Transferred Employees, or increase or amend any employee benefit plan in which the Transferred Employees participate, except increases or amendments occurring in the ordinary course of business, including normal periodic performance reviews and related compensation and benefit increases, or as required by any Contract;

               (7)  Waive any material claims or rights; or

               (8) Change in any material respect the accounting, payment or collection practices used in the Business, except such changes required by changes in GAAP.

     SECTION 5.2. ACCESS. From the date of this Agreement through the Closing Date, the Seller will (i) provide the Buyer and its designees (officers, counsel, accountants, actuaries, lenders and other authorized representatives) with such information as the Buyer may from time to time reasonably request with respect to the Assets and the Business and the transactions contemplated by this Agreement, (ii) provide the Buyer and its designees, upon reasonable notice and during regular business hours, access to the Real Property, books, records, offices, counsel, accountants and actuaries of the Business and those of the Seller as such relate to the Business, as the Buyer or its designees may from time to time reasonably request, and (iii) permit the Buyer and its designees to make such inspections thereof, including Phase I Environmental Site Assessments, as the Buyer may reasonably request. Any investigation will be conducted in such a manner so as not to interfere unreasonably with the operation of the business of the Seller, and any representative of Buyer shall, at all times while in Seller's facilities, be accompanied by an employee(s) or representative(s) of Seller. Seller shall also have the right to require, prior to entry onto any of the Real Property or Seller's facilities by contractors acting on behalf of Buyer, that Buyer provide Seller with evidence of the contractor's insurance in form and amount reasonably satisfactory to Seller, including contractor's insurance that names Seller as an insured. At Seller's request, Buyer shall furnish to Seller at Buyer's expense a copy of all information obtained by Buyer as a result of any such investigation. Buyer shall inform its representatives and agents of the Confidentiality Agreement, dated November 11, 1997, by and between Seller and Buyer, and shall cause said representatives to abide by such Confidentiality Agreement and Seller's rules and regulations regarding safety, security and operations. Buyer shall and hereby does indemnify, defend and hold harmless Seller Protected Parties (as defined in Section 11.2) from and against any and all Losses (as defined in
Section 11.1) that may arise in connection with or as a result of Buyer's investigations of the Real Property or the Business, and Buyer further agrees to be responsible for and bear all costs and expenses related to any of Buyer's investigations and/or for restoring the Real Property to its condition prior to Buyer's investigations.

     SECTION 5.3. PREPARATION OF SUPPORTING DOCUMENTS. In addition to such actions as the Parties may otherwise be required to take under this Agreement or applicable law in order to consummate this Agreement and the transactions contemplated hereby and by the Transaction

Agreements, the parties will take such action, furnish such information, and prepare, or cooperate in preparing, and execute and deliver such certificates, agreements and other instruments as the other party may reasonably request from time to time, before, at or after the Closing, with respect to compliance with obligations of the Buyer or the Seller in connection with the transactions contemplated hereby or by the Transaction Agreements.

     SECTION 5.4. APPROVALS OF THIRD PARTIES; SATISFACTION OF CONDITIONS TO CLOSING. The Seller and the Buyer will use their reasonable, good faith efforts, and will cooperate with one another, to secure all necessary consents, approvals, authorizations and exemptions from governmental agencies and other third parties, including, without limitation, all consents required by Sections 8.4, 8.5, 9.4 and 9.5. The Seller will use its reasonable, good faith efforts to obtain the satisfaction of the conditions specified in Article 9. The Buyer will use its reasonable, good faith efforts to obtain the satisfaction of the conditions specified in Article 8.

     SECTION 5.5. HART-SCOTT-RODINO NOTIFICATION. The Seller and the Buyer will each promptly prepare and file a notification with the United States Justice Department (the "Justice Department") and the Federal Trade Commission (the "FTC") as required by HSR. The Seller and the Buyer will cooperate with each other in connection with the preparation of such notification, including sharing information concerning sales and ownership and such other information as may be needed to complete such notification, and providing a copy of such notification to the other prior to filing. Each of the Seller and the Buyer will keep confidential all information about the other obtained in connection with the preparation of such notification. The Buyer and Seller will share equally the filing fee required under by the regulations promulgated pursuant to HSR. Buyer and Seller will cooperate to respond to all inquiries and requests for further information associated with the HSR filing.

     SECTION 5.6. FINANCIAL AND TAX SERVICES. It is recognized that one or more party may need tax, financial or other data after the Closing Date with respect to the Business covering fiscal periods prior to the Closing Date in order to facilitate the preparation of tax returns or in connection with any audit, investigation, litigation, amended return, claim for refund or any proceeding in connection therewith or to comply with the rules and regulations of the Internal Revenue Service, the Securities and Exchange Commission or any other governmental organization or agency. The parties will render reasonable cooperation and will afford access during normal business hours to all books, records, data and personnel concerning use and ownership of the Assets and the operation and conduct of the Business with respect to periods prior to and including the Closing Date to each other and their auditors, accountants, counsel or other authorized representatives for such purpose. The parties will also each execute such documents as the other may reasonably request in order to file any required reports or tax returns and provide the other with prompt written notice upon receipt of any written claim, notice of deficiency or proposed or actual assessment pertaining to the Business which could affect the tax liability of the other. The party requesting assistance from the other party will bear all reasonable out-of-pocket costs and expenses incurred by such assisting party (excluding salaries or wages of its employees).

     SECTION 5.7. TRANSFER TAXES. All sales or transfer taxes, including but not limited to, document recording fees, real property transfer taxes, sales and excise taxes, arising out of or in connection with the consummation of the transactions contemplated herein shall be paid by Buyer.

     SECTION 5.8.  NOTICE AND OPPORTUNITY TO CURE.

          (a) If between the Effective Date and the Closing Date either party becomes aware that any of Seller's representation(s) or warranty(ies) are or will be untrue or inaccurate ("Inaccuracy"), such party will promptly notify the other. In any such case, even if such Inaccuracy would be likely to have a Material Adverse Effect, the Seller can elect to take any of the following actions, in which case Buyer shall be obligated to close the transaction contemplated hereby if all other conditions to Closing in
     Article 9 have been satisfied:

               (i) prior to Closing, Seller can cure such Inaccuracy by completely correcting such Inaccuracy without any potential Loss, risk or adverse effect to Buyer;

               (ii) if the Inaccuracy can be cured (without any remaining potential risk or adverse effect to Buyer) by Seller's assumption of, and indemnification for, any Losses resulting from any such Inaccuracy, Seller can agree to the unconditional and unlimited assumption of liability for, and indemnification of Buyer for, any such Loss; or

               (iii) if the Inaccuracy cannot be completely cured by Seller prior to Closing with commercially reasonable best efforts, then Seller can present to Buyer a reasonable plan to cure such Inaccuracy after the Closing (without any remaining potential risk or adverse effect to Buyer) including Seller's unconditional and unlimited indemnification of Buyer for any potential Losses resulting from any such Inaccuracy.

          If Seller satisfies all conditions in any of clauses (i), (ii) or
     (iii) above, then the appropriate Schedule(s) will be updated and the Inaccuracy shall be deemed corrected for all purposes of this Agreement (including without limitation Section 11.1 hereof); provided, however, that except as contemplated hereby and by Section 3.10 hereof, Seller shall not otherwise have any right to update such Schedules. The parties acknowledge and agree that Seller's indemnity provided in this Section 5.8 is without regard to the provisions of Article 11 hereof.

          (b) If the parties discover an Inaccuracy between the Effective Date and the Closing Date, but such Inaccuracy would not be likely to have a Material Adverse Effect, then the parties acknowledge and agree that the condition in Section 9.1 of this Agreement will nevertheless be satisfied insofar as Section 9.1 relates to the required degree of accuracy of the representations and warranties as of the Closing Date. However, the parties further acknowledge and agree that after the Closing Buyer shall be entitled to assert an indemnification claim against Seller under Article 11 hereof in respect of such Inaccuracy, subject to all applicable limitations of Article 11.


                        ARTICLE 6 - CASUALTY AND CONDEMNATION

     SECTION 6.1. CASUALTY. The Seller will bear the risk of any loss or damage or destruction to any of the Assets from fire or other casualty or cause at all times prior to the Closing. Upon the occurrence of any loss or damage to any of the Assets as a result of fire, casualty, or other causes prior to the Closing, the Seller will notify the Buyer of the same in writing as soon as practicable thereafter. The Buyer will have the option, but not the obligation, exercisable within ten days after receipt of such notice from the Seller to:

          (1) Postpone the Closing until such time as such Assets have been repaired, replaced, or restored in all material respects, provided that the Closing shall not be postponed later than June 30, 1998;

          (2) Elect to consummate the Closing and accept the Assets in their "then" condition, in which event Seller will assign to the Buyer all rights under any insurance claim covering the loss and pay over to the Buyer any proceeds under any such insurance policy theretofore received by the Seller with respect thereto; or

          (3) Only if such loss or damage would have a Material Adverse Effect, terminate this Agreement, whereupon this Agreement will be of no further force or effect and neither the Seller nor the Buyer will have any further rights, duties, or obligations hereunder.

     SECTION 6.2. CONDEMNATION. If, prior to the Closing, any of the Real Property has been taken by condemnation in any proceeding by a public authority or other body vested with the power of eminent domain or has been acquired by a public or quasi-public body for public purposes, or if condemnation proceedings therefor have been instituted, the Seller will give the Buyer prompt notice of such occurrence. If such condemnation takes, or proposes to take, all or any portion of the Real Property which would have a Material Adverse Effect, the Buyer may cancel this Agreement by giving the Seller notice to such effect within ten days after the Seller's notice to the Buyer of such occurrence, with the date of the Closing to be extended, if necessary, to provide such a ten day period. If the Buyer so elects, this Agreement will be terminated and the parties hereto will have no further rights, duties, or obligations hereunder.
If this Agreement is not terminated as provided above, this Agreement will remain in full force and effect and the purchase contemplated herein, less any portion of the Real Property taken by eminent domain or condemnation, or sold in lieu thereof, will be consummated without reduction of the Purchase Price. In such event, the Seller will, at the Closing, assign, transfer, and set over to the Buyer all of the Seller's right, title and interest in and to any awards or proceeds paid or payable for such taking or sale in lieu thereof.

                        ARTICLE 7 - COVENANTS AS TO EMPLOYEES


     SECTION 7.1.  OFFERS OF EMPLOYMENT.

          (a) TRANSFERRED EMPLOYEES. At least one week prior to Closing, the Buyer shall offer employment with the Buyer to 100% of the Employees. The Seller and its Affiliates agree to release from their employment those Employees who are offered and accept employment with the Buyer ("Transferred Employees") to enable them to commence their employment with the Buyer. All of the original personnel records maintained by Seller shall remain with the Seller after Closing. Each offer of employment made by the Buyer will at least equal the salary or wages (including, as applicable, shift differentials, incentives, premiums and variable pay potential) provided by the Seller to the Transferred Employee immediately prior to Closing. The Buyer shall not reduce any Transferred Employee's base salary or wages (including as applicable, shift differentials, incentives, premiums and variable pay potential) as an employee of Buyer during the 90 day period after Closing.

          (b) TERMINATION OF EMPLOYEES. The Buyer shall not terminate the employment of any Transferred Employee for a period of at least 90 days after the date on which such Transferred Employee commences work for the Buyer (the "Employment Date") without cause. If the Buyer does terminate the employment of any Transferred Employee without cause during the 90 day period after the Transferred Employee's Employment Date, the Buyer shall pay to such Transferred Employee an amount at least equal to the remaining portion of such 90 day period plus the severance pay calculated in accordance with Buyer's standard severance practice giving any such Transferred Employee credit for all of such Transferred Employee's service with the Business, including any periods prior to Seller's acquisition of the Business.

          (c) EMPLOYEES NOT ACTIVELY AT WORK. Schedule 7.1 (c) is a list of all Employees on short-term disability leave. Any Employee who is on short-term disability leave on the Closing Date shall be offered employment by the Buyer as provided in Section 7.1(a) above on the date such Employee is certified by a health care provider fit to return to work, but will continue to be the responsibility of Seller unless and until employed by

     Buyer. Any Employee who was not actively at work on the Closing Date because of long-term disability leave will continue to be the responsibility of the Seller after such date.

     SECTION 7.2.  BENEFITS AND EMPLOYMENT CONDITIONS OF TRANSFERRED EMPLOYEES.

          (a)  QUALIFIED DEFINED CONTRIBUTION PLANS.

               (1) Any defined contribution plans of the Seller (the "Seller's Defined Contribution Plans") will provide for the distribution to or on behalf of the Transferred Employees of their vested account balances in accordance with such Plans' regular distribution rules for employees whose employment with the Seller and its Affiliates has terminated in accordance with applicable law.

               (2) So long as the Buyer maintains one or more defined contribution pension plans for its other similarly situated employees, the Buyer shall maintain a defined contribution pension plan for the Transferred Employees (the "Buyer Defined Contribution Plan"). The Buyer Defined Contribution Plan shall recognize the Transferred Employees' service recognized by the Seller as of their Employment Dates for purposes of eligibility to participate and vesting.

          (b)  VACATION PAY.    The Buyer will recognize a Transferred
     Employee's service with the Business (including any periods of employment with the Business prior to Seller's acquisition of the Business) for purposes of determining the Transferred Employee's eligibility for and amount of vacation benefits. The Buyer will assume the Seller's aggregate liability as of the applicable Employment Date for Transferred Employees' vacation pay for vacation accrued but not taken or paid for by the Seller (reduced by any vacation taken but not accrued) (the "Seller's Accrued Vacation"). The Seller's Accrued Vacation will be paid to the Transferred Employees by the Buyer either through vacation actually taken by a particular Transferred Employee or upon termination of employment in a cash payment in lieu of vacation not taken by the particular Transferred Employee. If Seller is required to pay the Seller's Accrued Vacation pursuant to applicable law or statute, Buyer shall indemnify Seller for such amounts. As soon as reasonably practicable after the Closing Date, the Seller will notify the Buyer of the liability assumed for each Transferred Employee. If Seller has been required to pay any such Accrued Vacation to the Transferred Employees in connection with the Closing, then within five (5) business days of Buyer's receipt of such notice, Buyer will reimburse such amount to Seller by wire transfer.

          (c) MEDICAL AND DENTAL PLANS. As of his or her Employment Date, each Transferred Employee will be eligible to enroll in a medical and dental plan established by the Buyer which shall provide coverage under Buyer's medical and dental plans for similarly situated employees. The Buyer will cause the Buyer's medical and dental plans to waive any pre-existing condition limitations and to recognize each such Transferred Employee's (and his or her covered dependents') expenditures under the corresponding Seller medical and dental plans for the calendar year in which the Employment Date occurs toward any applicable deductible and annual out-of-pocket limit for such calendar year. The Seller will cause the Seller's medical and dental plans to be liable for covered expenses of the Transferred Employees and their dependents that were incurred before the applicable Employment Date or during hospital stays that began before such Employment Date, and the Buyer's medical and dental plans may exclude liability for such expenses. Any benefits provided by the Buyer pursuant to this paragraph are subject to the Buyer's right to amend or terminate at any time.

           (d) LIFE INSURANCE COVERAGE. The Buyer agrees that as of a Transferred Employee's Employment Date, the Transferred Employee may elect the Buyer's group term and supplemental life insurance coverage on his or her life without evidence of insurability. The Buyer agrees that the plan will recognize the Transferred Employee's service with the Business for purposes of determining the Transferred Employee's eligibility for and amount of coverage. Any benefits provided under this paragraph are subject to the Buyer's right to amend or terminate at any time.

          (e) DISABILITY COVERAGE. The Buyer agrees that as of a Transferred Employee's Employment Date, the Transferred Employee shall be eligible to enroll in a short-term and long-term disability plan established by the Buyer. The plan will recognize the Transferred Employee's service with the Business for purposes of determining the Transferred Employee's eligibility for and amount of benefits and shall treat the date the Transferred Employee was employed by the Seller as the date the

     Transferred Employee was employed by the Buyer for purposes of defining a preexisting condition.

     SECTION 7.3. ACCESS TO EMPLOYEE INFORMATION. After the Closing Date, the parties hereto will cooperate with each other in the administration of any applicable Employee Benefit Plans and programs. To the extent permitted by law, at the Closing or within a reasonable time after the Closing, the Seller will provide to the Buyer the necessary employee data, including personnel and benefit information, maintained with respect to the Transferred Employees by the Seller or by its independent contractors, such as insurance companies and actuaries.

     SECTION 7.4. WORKERS' COMPENSATION CLAIMS. The Seller will be responsible for any workers' compensation claims by any Transferred Employee for injuries prior to such Transferred Employee's Employment Date. The Buyer will be responsible for any workers' compensation claims for injuries incurred by any Transferred Employee on or after such Transferred Employee's Employment Date.

     SECTION 7.5.  GENERAL EMPLOYEE PROVISIONS.

          (a) The Seller and the Buyer will give notices required by law and take whatever other actions with respect to the plans, programs and policies described in this Article 7 as may be necessary to carry out the arrangements described in this Article 7.

           (b) The Seller and the Buyer will provide each other with such plan documents and descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Article 7.

          (c) From the Effective Date through the Closing Date, the Seller will provide Buyer and its designees (as described in Section 5.2) with access to the Employees at the location of the Business for interviews, discussions, meetings and the like so that Buyer can become familiar with the Employees and to assist in the transition of the Employees to Buyer and for such other reasonable purposes as Buyer may determine necessary. Buyer shall indemnify, defend and hold harmless Seller Protected Parties (as defined in Section 11.2) from and against any and all Losses (as defined in
     Section 11.1) that may arise in connection with or as a result of Buyer's activities with respect to the Employees as provided in this Section 7.5(c).

          (d) If any of the arrangements described in this Article 7 are determined by the Internal Revenue Service or other applicable governmental authority, or by a court of competent jurisdiction, to be prohibited by law, the Seller and the Buyer will modify such arrangements to as closely as possible retain the intent and economic benefits and burdens of the parties as reflected herein in a manner which is not prohibited by law.

          (e) No provision of this Agreement will create any third party beneficiary rights to any person, including without limitation any Transferred Employee or any dependent of a Transferred Employee, in respect of continued employment or resumed employment and no provision of this Agreement will create any third party beneficiary rights in any person, including without limitation any Transferred Employee or any dependent of a Transferred Employee, in respect of any employee benefit plan or arrangement or any other arrangement which may be maintained from time to time by the Buyer.

          (f) The Seller and the Buyer agree to utilize the "Alternative Procedure" provided in Section 5 of the Revenue Procedure 84-77, 1984-2 Cumulative Bulletin 753, with respect to filing and furnishing Internal Revenue Service Forms W-2, W-3, and 941.

     SECTION 7.6.  EMPLOYEE BENEFIT PLANS.  Except as expressly provided in this
Article 7, the Buyer will not adopt, assume or otherwise become responsible for, either primarily or as a successor employer, any assets or liabilities of any employee benefit plans, arrangements, commitments or policies currently provided by the Seller or by any member of its controlled group of corporations. In particular, the Buyer will not assume liability for any group health continuation coverage or coverage rights under Internal Revenue Code Section 4980B and ERISA Section 606 which exist as of the Closing Date or which arise as a result of the Seller's dissolution and/or termination of its group health plan or plans.

     SECTION 7.7. EMPLOYEE COMMUNICATION. The parties will cooperate to coordinate any of Buyer's communications to the Employees between the date of this Agreement and the Closing. All such communications, whether in writing or oral, shall be reviewed and approved by Seller's designated Human Resource representative, such approval not to be unreasonably withheld.

                    ARTICLE 8 - CONDITIONS TO SELLER'S OBLIGATIONS

     Each of the obligations of the Seller to consummate the transactions contemplated hereby will be subject to the satisfaction (or written waiver by the Seller) at or prior to the Closing Date of each of the following conditions.

     SECTION 8.1. REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING DATE. Except for changes as may be contemplated by this Agreement, each of the representations and warranties of the Buyer contained in this Agreement must be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date unless the representation and warranty is made as of a specified date and except to the extent that the failure of such representations and warranties to be true as of the Closing Date would not, in the aggregate, have a material adverse effect on the Seller; the Buyer must have performed and complied in all material respects with the covenants and agreements set forth herein to be performed or complied with by it on or before the Closing Date; and the Buyer must have delivered to the Seller a certificate dated the Closing Date and signed by its duly authorized officer to all such effects.

     SECTION 8.2. LITIGATION. No suit, investigation, action or other proceeding may be pending against the Seller or its Affiliates or the Buyer before any court or governmental agency which has resulted in the restraint or prohibition of the Seller, or, could in the reasonable opinion of counsel for the Seller, result in the assessment of material damages or other relief against the Seller, in connection with this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 8.3. OPINION OF COUNSEL TO BUYER. The Seller shall have received from counsel to the Buyer an opinion, dated the Closing Date, in the form of
Exhibit I.

     SECTION 8.4. REQUIRED GOVERNMENTAL APPROVALS. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby, the absence of which would have a Material Adverse Effect, must have been obtained and must be in full force and effect. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements, including expiration of all applicable waiting periods pursuant to HSR, the absence of which would have a Material Adverse Effect, must have been met or such compliance must have been waived by the governmental authority having authority to grant such waivers.

     SECTION 8.5. OTHER NECESSARY CONSENTS. The parties must have obtained all consents and approvals listed on Schedule 3.18 and 4.3, the absence of which would have a Material Adverse Effect.

     SECTION 8.6 SELLER EPA AGREEMENT. Seller shall have received the written confirmation, at Seller's cost and expense, that in the event of an assignment of the Seller EPA Agreement (as defined in Section 9.4(b)) to Buyer that Seller shall continue to have the protection currently afforded to Seller under the Seller EPA Agreement.

                    ARTICLE 9 - CONDITIONS TO BUYER'S OBLIGATIONS

     Each of the obligations of the Buyer to consummate the transactions contemplated hereby is subject to the satisfaction (or written waiver by the Buyer) at or prior to the Closing Date of each of the following conditions.

     SECTION 9.1. REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING DATE. Except for changes as may be contemplated by this Agreement, each of the representations and warranties of the Seller contained in this Agreement must be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date, unless the representation or warranty is made as of a specified date and except to the extent that the failure of such representations and warranties to be true as of the Closing Date would not in the aggregate have a Material Adverse Effect; the Seller must have performed and complied in all material respects with the respective covenants and agreements set forth herein to be performed or complied with by it on or before the Closing Date; and the Seller must have delivered to the Buyer a certificate dated the Closing Date and signed by its duly authorized officer to all such effects.

     SECTION 9.2. LITIGATION. No suit, investigation, action or other proceeding may be pending, or overtly threatened, against the Buyer or the Seller or its Affiliates before any court or governmental agency which has resulted in the restraint or prohibition of the Buyer, or, in the reasonable written opinion of counsel for the Buyer, could result in the assessment of material damages or other relief against the Buyer in connection with this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 9.3. OPINION OF COUNSEL TO SELLER. The Buyer shall have received from counsel to the Seller an opinion, dated the Closing Date, in the form of
Exhibit II.

     SECTION 9.4.  REQUIRED GOVERNMENTAL APPROVALS.

          (a) All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby must have been obtained and must be in full force and effect. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements, including expiration of all applicable waiting periods pursuant to HSR, must have been met or such compliance must have been waived by the governmental authority having authority to grant such waivers.

           (b) Buyer shall have received from the Environmental Protection Agency either (i) documentation that the EPA has consented to and will recognize Buyer as the Assignee of the rights and obligations of that certain EPA Prospective Purchaser Agreement to Seller dated as of May 3, 1996 (the "Seller EPA Agreement") or (ii) Buyer shall have entered into, at its cost and expense, an EPA Prospective Purchaser Agreement with substantially similar terms to the Seller EPA Agreement. If either (i) or
     (ii) above is available to Buyer, it shall be Buyer's option as to which to elect to accept. Seller agrees to reasonably cooperate with and provide such reasonable documentation (e.g. an assignment of the Seller EPA Agreement) as is required to assist Buyer in obtaining the protections contemplated in this Section 9.4(b).

     SECTION 9.5. OTHER NECESSARY CONSENTS. The parties must have obtained all consents and approvals listed on Schedule 9.5, the absence of which would have a Material Adverse Effect.


                                 ARTICLE 10 - CLOSING

     SECTION 10.1. CLOSING. The closing of the transactions contemplated hereby (the "Closing") will take place at 10:00 a.m. Central Time on the "Closing Date," at the Seller's offices located at 800 North Lindbergh Blvd., St. Louis County, Missouri, or at such other place as may be mutually agreeable. Subject to Section 10.5, and subject to satisfaction or waiver of the conditions to the Seller's and the Buyer's obligations set forth in Articles 8 and 9, respectively, the Closing Date will be May 15, 1998, or such other date as the parties may mutually agree. At the Closing, the parties hereto will duly execute and deliver all documents and instruments required to be delivered, and the Buyer will make all payments to the Seller required to be paid at the Closing as provided in this Agreement.

     SECTION 10.2. TERMINATION PRIOR TO CLOSING. Notwithstanding the foregoing, the parties will be relieved of the obligation to consummate the Closing and purchase or sell the Assets:

          (a)  By the mutual written consent of the Buyer and the Seller;

          (b) By the Seller in writing, without liability, if the Buyer (i) fails to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after the Seller has notified the Buyer of such failure or breach and of its intent to terminate this Agreement pursuant to this subparagraph, or
     (iii) has not received one of the documents described in Section 9.4(b) (i) or (ii), or an irrevocable commitment from the EPA that Buyer will receive one of the two documents referenced herein on or before the date forty-five
     (45) days after the Effective Date (unless Buyer has waived such condition);

          (c) By the Buyer in writing, without liability, if the Seller (i) fails to perform in any material respect its agreements contained herein required to be performed on or prior to the Closing Date, or (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after the Buyer has notified the Seller of such failure or breach and of its intent to terminate this Agreement pursuant to this subparagraph;

          (d) By either the Seller or the Buyer in writing, without liability, if there is issued any order, writ, injunction or decree of any court or governmental or regulatory agency binding on the Buyer or the Seller which prohibits or restrains the Buyer or the Seller from consummating the transactions contemplated hereby; provided that the Buyer and the Seller have used their reasonable, good faith efforts to have any such order, writ, injunction or decree lifted and the same has not been lifted within sixty (60) days after entry, by any such court or governmental or regulatory agency;

          (e) By the Buyer in writing, without liability, if Buyer elects to terminate pursuant to 6.1 or 6.2 hereof; or

          (f) By either the Seller or the Buyer in writing, without liability, if for any reason the Closing has not occurred by June 26, 1998 other than as a result of the breach of this Agreement by the party attempting to terminate this Agreement.

     SECTION 10.3. TERMINATION OF OBLIGATIONS. Termination of this Agreement pursuant to Section 10.2 will terminate all obligations of the parties hereunder, except for the obligations under Article 11 (Indemnity Claims), and Sections 5.2 (Indemnification Regarding Investigation), 12.1 (Expenses), 12.8 (Brokerage) and 12.9 (Public Announcements); provided that termination pursuant to subparagraphs (b), (c), or (f) of Section 10.2 will not relieve a defaulting or breaching party from any liability to the other party hereto.

     SECTION 10.4. ASSIGNMENT OF ORC AGREEMENT. To the extent permitted under such agreement, at Closing, Seller will assign and Buyer will assume all rights and obligations of Seller under the ORC Agreement and upon Buyer's request will provide to ORC any notice required under the ORC Agreement. Seller makes no representation or warranty to Buyer and shall have no liability with respect to any limitation of any rights acquired as a result of such assignment or whether any certain rights or obligations are capable of assignment and assumption hereunder.

     SECTION 10.5. BUYER'S OPTION TO DEFER CLOSING. If the conditions to Buyer's obligation under Article 8 and Seller's obligations under Article 9 hereof have been satisfied on May 15, 1998, and therefore the Closing contemplated hereby could occur, then Buyer may elect to defer the Closing until any date on or before June 1, 1998; provided, however, that in the event the Closing is so deferred, the closing condition in Section 9.1 hereof will be deemed satisfied to the extent Seller's representations and warranties would have satisfied the requirements of Section 9.1 as of May 15, 1998.

                             ARTICLE 11 - INDEMNIFICATION

     SECTION 11.1.  SELLER INDEMNIFICATION.

          (a) Except as otherwise provided in this Article 11, and in Article 7 and Sections 5.2 and 12.8, the Seller will indemnify and reimburse the Buyer for any and all claims, losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys' fees and court costs) (collectively, "Losses") incurred by the Buyer and its Affiliates and their successors or assigns, and their respective directors, officers, employees, consultants and agents (the "Buyer Protected Parties"), as a result of, with respect to, or arising out of:

          (i) except as to Sections 3.1, 3.2 and 3.7, any breach or inaccuracy of any representation or warranty of the Seller set forth in this Agreement;

          (ii) any breach of, or noncompliance by the Seller with, any covenant or agreement of the Seller contained in this Agreement to be performed after the Closing;

          (iii)     the Excluded Assets;

          (iv) any liabilities or obligations for which Seller has assumed responsibility under Article 7 hereof;

          (v)       those matters set forth in Section 11.8(i);

          (vi)      any of the Excluded Liabilities;

          (vii) ownership of the Assets or operation of the Business prior to the Closing Date (except with respect to any Environmental liability for which Seller's indemnifiable shall be limited to the period of Seller's ownership of the Assets or operation of the Business prior to the Closing
     Date); provided, however, that Seller has no obligation to indemnify Buyer for any Loss arising from, with respect to, or resulting from any matters or information disclosed to Buyer in this Agreement or the Schedules to this Agreement; and

          (viii) any breach or inaccuracy of any representation or warranty of Seller set forth on Sections 3.1, 3.2 and 3.7.

          (b) Notwithstanding anything in the foregoing to the contrary, subject to Section 11.3(b) (Time to Assert Claims) and Section 11.4 (Deductible), Seller's obligation for indemnity under Section 11.1(i) and Section 11.1(vii) shall be only for one-half of any Losses up to a maximum liability for Seller of $5,000,000 (which is Seller's maximum obligation pursuant to such Sections in respect of Buyer's Losses in an aggregate amount of $10,000,000); provided however that such limitation shall not apply to Seller's obligation to indemnify Buyer under Sections 5.8, 11.1(iii), 11.1(iv), 11.1(v), 11.1(vi), 11.1(viii), 11.8, 12.8 and Article
     7 or in respect of  Seller's fraud or willful breaches or misconduct.

     SECTION 11.2.  BUYER INDEMNIFICATION.  Except as otherwise provided in this
Article 11 and in Article 7 and Sections 5.2 and 12.8, the Buyer will indemnify and reimburse the Seller for any and all Losses incurred by the Seller and its Affiliates and their successors or assigns, and their respective directors, officers, employees, consultants and agents (the "Seller Protected Parties") as a result of, or with respect to, or arising out of:

          (i) any breach or inaccuracy of any representation or warranty of the Buyer set forth in this Agreement;

          (ii) any breach of or noncompliance by the Buyer with respect to any covenant or agreement of the Buyer contained in this Agreement to be performed after the Closing;

          (iii) the Assumed Liabilities, except to the extent Buyer is entitled to indemnification from Seller pursuant to Section 11.1 above;

          (iv)   those matters set forth in Section 11.8 (ii); and

          (v) the ownership or operation of the Assets or the Business after the Closing.

     SECTION 11.3.  INDEMNITY CLAIMS.

          (a) SURVIVAL. The representations, warranties, covenants and agreements contained herein, except for covenants and agreements to be performed by the parties prior to the Closing, will not be extinguished by the Closing but will survive the Closing, subject to the limitations set forth in subsection (b) below with respect to the time periods within which claims for indemnity must be asserted. The covenants and agreements to be performed by the parties prior to the Closing shall expire at the Closing.

          (b)  TIME TO ASSERT CLAIMS.  All claims for indemnification under this
     Article 11 which are not extinguished by or at the Closing in accordance with Section 11.3(a) must be asserted no later than twenty-four (24) months after the Closing Date, except claims with respect to Losses arising out of or related in any way to the matters described in Article 7, Sections 5.8, 11.1(iii), 11.1(iv), 11.1(v), 11.1 (vi), 11.1(viii), 11.2(iii), 11.2(iv),
     11.8(i), 11.8(ii) or 11.9 or for fraud or willful breaches or misconduct, which may be made without limitation, except as limited by law.

     SECTION 11.4. DEDUCTIBLE. Except claims pursuant to Sections 5.8 and 11.1(viii), the Buyer Protected Parties may make no claim against the Seller for indemnification pursuant to Section 11.1 unless and until the aggregate amount of such claims exceeds $250,000 (the "Deductible"), in which event the Buyer Protected Parties may claim indemnification for the amount of such claims in excess of the Deductible.

     SECTION 11.5. NOTICE OF CLAIM. The Buyer Protected Party or the Seller Protected Party, as the case may be, will notify the party against whom indemnification under this Agreement is sought (the "Indemnifying Party"), in writing, of any claim for indemnification, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. The Buyer Protected Party or the Seller Protected Party, as the case may be, will provide to the Indemnifying Party, as promptly as practicable thereafter, such information and documentation as may be reasonably requested by the Indemnifying Party to support and verify the claim asserted, so long as such disclosure would not violate the attorney-client privilege of the Buyer Protected Party or the Seller Protected Party, as the case may be.

     SECTION 11.6. DEFENSE. If the facts pertaining to a Loss arise out of the claim of any third party, or if there is any claim against a third party (other than a Buyer Protected Party or a Seller Protected Party) available by virtue of the circumstances of the Loss, the Indemnifying Party may assume the defense or the prosecution thereof by prompt written notice to the Buyer Protected Party or the Seller Protected Party, as the case may be, including the employment of counsel or accountants, at the Indemnifying Party's cost and expense. The affected Protected

Party will have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate therein, but the fees and expenses of such counsel employed by the affected Protected Party will be at its expense. The Indemnifying Party will not be liable for any settlement of any such claim effected without its prior written consent, which will not be unreasonably withheld; provided that if the Indemnifying Party does not assume the defense or prosecution of a claim as provided above within thirty days after notice thereof from any Protected Party (or within such shorter period, if any, as may be necessary to avoid default judgment or other prejudice to the Protected Party), the affected Protected Party may settle such claim without the Indemnifying Party's consent. The Indemnifying Party will not agree to a settlement of any claim which provides for any relief other than the payment of monetary damages or which could have a material precedential impact or effect on the business or financial condition of any Protected Party without the affected Protected Party's prior written consent. Whether or not the Indemnifying Party chooses to so defend or prosecute such claim, the Indemnifying Party and the affected Protected Party will cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. The Indemnifying Party will be subrogated to all rights and remedies of any Protected Party, except to the extent they apply against another Protected Party.

     SECTION 11.7. LIMITATION OF LIABILITY. In calculating any amount of damages to be paid by the Indemnifying Party pursuant to this Agreement, the amount of such damages will be reduced by all reimbursements credited to or received by the other party, relating to such damages, and will be net of any tax benefits and insurance proceeds received by the other party with respect to the matter for which indemnification is claimed.

     SECTION 11.8. TAX INDEMNIFICATION. Notwithstanding anything to the contrary contained herein, (i) Seller will pay, indemnify and hold harmless Buyer from and against any liability for federal, state, local or foreign taxes or similar governmental charges, of any nature whatsoever, and any interest, penalties or additions to tax payable with respect thereto ("Taxes") that result from Seller's ownership, possession, use or operation of the Assets or the Business on or prior to the Closing Date, and (iii) Buyer will pay, indemnify and hold harmless Seller from and against any liability for Taxes resulting from Buyer's acquisition of the Business and the ownership, possession, use or operation of the Assets or the Business after the Closing Date.

     SECTION 11.9. PROPERTY TAX ALLOCATION. Real property, personal property and ad valorem taxes or other similar taxes levied upon the Assets and Real Property (whether leased or owned) located in the State of California, assessed January 1, 1997 for the taxable period July 1, 1997 through June 30, 1998 shall be prorated as of the Closing Date between the parties based upon their respective periods of ownership during the taxable year 1997/1998. Said taxes assessed upon the Assets and Real Property (whether leased or owned) located in the State of California and assessed on January 1, 1998, together with any supplemental assessments resulting from the sale of the Assets, shall be the sole responsibility of the Buyer.

     SECTION 11.10.  EXCLUSIVE REMEDY; RELEASE.

          (a) The indemnification provided pursuant to this Agreement shall be the sole and exclusive remedy hereto for any Losses as a result of, with respect to or arising out of the breach of this Agreement, or any of the transactions or other agreements or instruments contemplated or entered into in connection herewith (including, but not limited to, all Exhibits attached or referenced herein); provided, however, that such indemnification shall not be the sole and exclusive remedy, and shall in no way limit the rights of the parties for fraud or willful breach or misconduct.

          (b) Except as specifically provided in this Article 11 and Section 12.8, neither party nor its Affiliates or representatives shall be liable to the other party for, and (except as so provided each party) hereby releases and discharges the other party and , its Affiliates and representatives from, any and all Losses incurred as a result of, with respect to or arising out of the ownership or operation of the Assets or the Business.

          (c) Without limiting the generality of this Section 11.9, Buyer understands and agrees that the rights accorded under this Article 11 are the sole and exclusive remedy of Buyer against Seller or its Affiliates with respect to any matters relating to Environmental Laws. Buyer hereby waives any right to seek contribution or other recovery from Seller or its Affiliates under such Environmental Laws, and Buyer hereby releases the Seller and its Affiliates from any claims, demands or causes of actions that Buyer has or may have in the future against Seller or its Affiliates under the Environmental Laws.

                              ARTICLE 12 - MISCELLANEOUS


     SECTION 12.1. EXPENSES. The Seller and the Buyer will each pay all costs and expenses incurred by each of them, or on their behalf respectively, in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of their own financial consultants, accountants and counsel.

     SECTION 12.2.  NON-COMPETITION.

          (a) In consideration of the transaction contemplated hereby, commencing on the Closing Date and continuing for two years thereafter, Seller agrees that, except for its current ownership of Diamonex Ophthalmic Products (a wholly owned operating division of Seller) it will not directly, or indirectly, anywhere in the world own, manage, operate or control, or participate in management, operation or control of any business that manufactures, develops or sells ophthalmic lenses in competition with the Business; provided, however nothing herein shall prohibit Seller from acquiring, merging with, or being merged into another entity which has as one or more of its businesses an opthalmic lens business if such lens business does not constitute more than 50% of the revenue of such acquired or merged entity, or (ii) acquiring, owning or controlling less than 5% of the voting stock of a publicly held entity.

          (b) If any of the provisions of this Section 12.2(a) are held to be unenforceable because of the scope, duration or area of its applicability, a court of competent jurisdiction that makes such decision shall have the power to modify such scope, duration or area, or all of them, and such provision shall then be applicable in such modified form.

          (c)  Because Buyer would be irreparably damaged if the provisions of
     Section 12.2(a) were violated by Seller, Buyer shall be entitled to injunctive relief or such other remedies as may be available to it at law or in equity; provided, however, nothing herein shall prohibit Seller from challenging any action by Buyer asserting a violation of this Section 12.2(a) on the basis that an activity by Seller is not in competition with that of the Business.

     SECTION 12.3. ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits) and all other agreements to be signed or delivered at Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto; provided that this provision is not intended to abrogate any Transaction Agreements executed with or after this Agreement. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement will be binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and a made a part hereof.

     SECTION 12.4. WAIVERS. No waiver by a party with respect to any breach or default or of any right or remedy and no course of dealing or performance, will be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver is expressed in writing signed by the party to be bound. Failure of a party to exercise any right will not be deemed a waiver of such right or rights in the future.

     SECTION 12.5. PARTIES BOUND BY AGREEMENT; SUCCESSORS AND ASSIGNS. The terms, conditions and obligations of this Agreement will inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. No Party shall transfer or assign its rights, duties or obligations hereunder or any part thereof to any other person or entity without the prior written consent of the other Party.

     SECTION 12.6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed to be an original and all of which will constitute the same instrument.

     SECTION 12.7. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto must be in writing and delivered personally (including by overnight courier or express mail service) or sent by registered or certified mail, postage or fees prepaid,

               If to the Buyer:         VIS-ORC, Inc.
                                        Suite 312, 7100 Northland Circle
                                        Brooklyn Park, Minnesota 55428
                                        Attention:  President
                                        Telephone: (612) 851-6000
                                        Telecopier: (612) 851-6050

               With a copy to:          Faegre & Benson, LLP
                                        2200 Norwest Center
                                        90 South Seventh Street
                                        Minneapolis, Minnesota 55402-3901
                                        Attention:  William R. Busch

               If to the Seller:        Monsanto Company
                                        800 North Lindbergh Boulevard
                                        St. Louis, Missouri  63167
                                        Attention: Vice President, Secretary and
                                                   General Counsel
                                        Telephone: (314) 694-9322
                                        Telecopier: (314) 694-6395

or to such other address as may be specified from time to time in a notice given by such party. Any notice which is delivered personally in the manner provided herein will be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided will be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

     SECTION 12.8. BROKERAGE. The Seller and the Buyer do hereby expressly warrant and represent, each to the other, that except Donaldson, Lufkin and Jenrette, in the case of Seller, no broker, agent, or finder has rendered services to such party in connection with the transaction contemplated under this Agreement. The Seller hereby indemnifies and agrees to hold harmless the Buyer from and against any and all Losses arising or resulting, or sustained or incurred by the Buyer, by reason of any claim by any broker, agent, finder, or other person or entity based upon any arrangement or agreement made or alleged to have been made by the Seller in connection with the transaction contemplated by this Agreement. The Buyer does hereby indemnify and agree to hold harmless the Seller from and against any and all Losses arising or resulting, or sustained or incurred by the Seller, by reason of any claim by any broker, agent, finder, or other person or entity based upon any arrangement or agreement made or alleged to have been made by the Buyer in connection with the transaction contemplated by this Agreement.

     SECTION 12.9.  GOVERNING LAW; JURISDICTION.

          (a) The validity, interpretation and performance of this agreement and any dispute connected with this agreement will be governed by and determined in accordance with the statutory, regulatory and decisional law of the State of Delaware (exclusive of such state's choice or conflicts of laws rules) and, to the extent applicable, the federal statutory, regulatory and decisional law of the United States (except for the U.N. Convention on Contracts for the International Sale of Goods, April 10, 1980, U.N. Doc. A/Conf. 97/18, 19 I.L.M. 668, 671 (1980) reprinted in
     Public Notice, 52 Fed. Reg. 662-80 (1987), which is hereby specifically disclaimed and excluded).

          (b) Any suit, action or proceeding against any party hereto with respect to the subject matter of this Agreement, or any judgment entered by any court in respect thereof, may be brought or entered in the United States District Court for the Eastern District of Missouri, and each such party hereby irrevocably submits to the non-exclusive jurisdiction of such court for the purpose of any such suit, action, proceeding or judgment. Each party hereto hereby irrevocably waives any objection which either of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought as provided in this subsection, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. To the extent each party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from legal process with respect to itself or its property, each party hereto hereby irrevocably waives such immunity with respect to its obligations under this subsection. The parties hereto agree that exclusive jurisdiction of all disputes, suits, actions or proceedings between the parties hereto with respect to the subject matter of this Agreement lies in the courts as hereinabove provided. Service of process by mailing (by certified mail, return receipt requested) or delivering a copy of such process to a party in accordance with Section 12.6 hereof will be deemed good and sufficient service thereof.

     SECTION 12.10. PUBLIC ANNOUNCEMENTS. No public announcement may be made by any person with regard to the transactions contemplated by this Agreement without the prior consent of the Seller and the Buyer; provided that either party may make such disclosure to the extent required if advised by written opinion of counsel that it is required to do so by applicable law or regulation of any governmental agency or stock exchange upon which securities of such party are registered. The Seller and the Buyer will discuss any public announcements or disclosures concerning the transactions contemplated by this Agreement with the other parties prior to making such announcements or disclosures.

     SECTION 12.11. NO THIRD-PARTY BENEFICIARIES. With the exception of the parties to this Agreement and the Seller Protected Parties or Buyer Protected Parties, there exists no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

     SECTION 12.12. DEFINITION OF AFFILIATE. As used in this Agreement, "Affiliate" of a person or entity shall mean: (i) any other person or entity directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such person or entity, (ii) any officer, director, partner, employee, or direct or indirect beneficial owner of any [10%] or greater of the equity or voting interests of such person or entity, or (iii) any other person or entity for which a person or entity described in clause (ii) acts in such capacity.

     12. 13. INTERPRETATION. Words of the masculine gender will be deemed and construed to include correlative words of the feminine and neuter genders. Words importing the singular number will include the plural number and vice versa unless the context will otherwise indicate. References to Articles, Sections and other subdivisions of this Agreement are to the Articles, Sections and other subdivisions of this Agreement as originally executed. The headings of this Agreement are for convenience and do not define or limit the provisions hereof. Words importing persons include firms, associations and corporations. The terms "herein," "hereunder," "hereby," "hereto," "hereof" and any similar terms refer to this Agreement; the term "heretofore" means before the date of execution of this Agreement; and the term "hereafter" means after the date of execution of this Agreement and the word "including" shall be deemed to be followed by the words "without limitation". The terms "ordinary course of business" or "ordinary course" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives in the United States of America as of the date first above written.


                                        MONSANTO COMPANY, SELLER


                                             By:   /s/ Jan S. Wolpert
                                                 ----------------------------

                                             Name: Jan S. Wolpert

                                             Title:   V.P. Venture Capital


                                        VIS-ORC, INC., BUYER


                                             By: /s/Jeffrey J. Hattara
                                                 ----------------------------

                                             Name: Jeffrey J. Hattara

                                             Title: Treasurer